Exhibit 3.73

CERTIFICATE OF INCORPORATION

OF

TRIP ACQUISITION CORP.

ARTICLE I

The name of this Corporation is Trip Acquisition Corp.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman, City of Dover, County of Kent, Delaware 19901, and the name of the registered agent at that address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations maybe organized under the General Corporation Law of Delaware.

ARTICLE IV

The name of the Corporation’s incorporator is Patricia A. Myers and the incorporator’s mailing address is Brobeck, Phleger & Harrison, LLP, 370 Interlocker Boulevard, Suite 500, Broomfield, Colorado 80021.

ARTICLE V

This Corporation is authorized to issue one class of stock to he designated “Common Stock.” The total number of shares of Common Stock which the Corporation is authorized to issue is one thousand (1,000) shares, $.001 par value per share.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely afoot any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any prevision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. and all rights conferred on stockholders herein arc granted subject to this reservation.

ARTICLE VIII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to snake, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE XII

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 15th day of September, 1999.

/s/ Patricia A. Myers
Name: Patricia A. Myers
Title: Sole Incorporator

CERTIFICATE OF MERGER

OF

TRAVEL INDUSTRIES, INC.,
a Colorado corporation

WITH AND INTO

TRIP ACQUISITION CORP.,
a Delaware corporation

(under Section 252 of the Delaware General Corporation Law)

It is hereby certified that:

FIRST:  The name and state of incorporation of each of the constituent business corporations participating in the merger herein certified are as follows:

(i)            Travel Industries, Inc., which is incorporated under the laws of the State of Colorado (“Travel Industries”) and

(ii)           Trip Acquisition Corp., which is incorporated under the laws of the State of Delaware (“Trip Acquisition”).

SECOND:  An Agreement and Plan of Reorganization, made and entered as of September 3, 1999 (the “Merger Agreement”), by and between Travel Industries. Trip Acquisition and The Trip.corn, Inc., a Delaware corporation and the parent corporation of Trip Acquisition, the shareholders set forth on the signature pages thereof and Peter M. Sontag, has been approved, adopted.. certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with subsection (c) of Section 252 of the General Corporation Law of the State of Delaware (the “Delaware Law”): to wit, by Travel Industries in accordance with the laws of the State of Colorado and by Trip Acquisition in the same manner as is provided in Section 252 of the Delaware Law.

THIRD:  The surviving corporation in the merger herein certified shall be Trip Acquisition, which will, upon effectiveness of the merger; continue its existence as said surviving corporation under the name “Travel Industries, Inc.” upon the effective date of said merger pursuant to the provisions of the Delaware Law.

FOURTH:  The Certificate of Incorporation of Trip Acquisition shall continue to be the Certificate of Incorporation of the surviving corporation with the following changes until farther changed or amended in accordance with the provisions of the Delaware Law:

“ARTICLE I

The name of this Corporation shall be “Travel Industries, Inc.”

FIFTH:  The executed Merger Agreement between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, located at 6436 S. Racine Circle, Suite 202, Englewood, Colorado 80111.

SIXTH:  A copy of the Merger Agreement will he furnished by the surviving corporation. on request and without cost, to any shareholder or stockholder of either constituent corporation.

SEVENTH:  The authorized capital stock of Travel Industries consists of one million (1,000,000) shares of Common Stock. of which five hundred thousand (500,000) shares are designated Class A Voting Common Stock, $1.00 par value, and five hundred thousand (500;000) shares are designated Class B Nonvoting Common Stock, $1.00 par value.

EIGHTH:  The effective date of the merger of Travel Industries with and into Trip Acquisition, as the surviving corporation, shall be September 16, 1999.

[SIGNATURE PAGE FOLLOWS]

WITNESS WHEREOF, this Certificate of Merger has been mooted by the surviving corporation as of the 16th day of September, 1999.

TRIP ACQUISITION CORP.,
a Delaware corporation

		By:	/s/ Antoine Toffa
Name: Antoine Toffa
Title: President

ATTEST:

By:	/s/ Bill Shopout
Name: Bill Shopout
Title: Secretary

SIGNATURE PAGE TO CERTIFICATE OF MERGER